Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The authorized capital stock of Capricor Therapeutics, Inc. consists of 105,000,000 shares, consisting of 100,000,000 shares of common stock, $0.001 par value per share (the “common stock”) and 5,000,000 shares of preferred stock, $0.001 par value per share (the “preferred stock”). We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, our common stock, which is listed on the Nasdaq Capital Market under the symbol “CAPR.” For purposes of this exhibit, unless the context otherwise requires, the words “we,” “our,” “us” and “the company” refer to Capricor Therapeutics, Inc., a Delaware corporation.

DESCRIPTION OF COMMON STOCK

General

The following summary sets forth some of the general terms of our common stock. Because this is a summary, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should read our certificate of incorporation, as amended, and our bylaws, each of which is an exhibit to our Annual Report on Form 10-K to which this summary is also an exhibit, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights in the election of directors.

Dividend Rights

Subject to rights that may be applicable to any outstanding shares of preferred stock and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of the holders of preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of assets legally available for dividend payments. Any such dividends shall be divided among the holders of our common stock on a pro rata basis.

Liquidation Rights

In the event of any liquidation of the Company, the holders of our common stock will be entitled to share ratably in the assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock are made, if any.

No Preemptive or Similar Rights

The holders of our common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights, and our common stock is not subject to any sinking fund provisions.

Fully Paid and Nonassessable

All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has been authorized to designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series without action by the stockholders. Our board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying or preventing a change in control of our company and might harm the market price of our common stock. As of December 31, 2023, there were no shares of preferred stock issued and outstanding.

Anti-Takeover Effects of Certain Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

The provisions of the DGCL, our certificate of incorporation, as amended, and our bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions, summarized below, are designed to reduce our vulnerability to an unsolicited acquisition proposal and are intended to discourage certain tactics that may be used in proxy fights. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the DGCL

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of the corporation’s voting stock.

Issuance of Additional Shares

Our board of directors has authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, in one or more series, and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders.

In addition, our board of directors has authority to issue the authorized but unissued shares of our common stock, without further action by the stockholders, subject to any applicable stock exchange rules. Under certain circumstances, we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placement transactions to purchasers who are likely to side with our board of directors in opposing a hostile takeover bid.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, the President or our board of directors. A special meeting shall be called by the President or Secretary upon one or more written demands (which must state the purpose or purposes therefor) signed and dated by the holders of shares representing not less than 10% of all votes entitled to be cast on any issue(s) that may be properly proposed to be considered at the special meeting. These provisions may delay or impede the ability of a stockholder or group of stockholders to force consideration of a proposal or stockholders holding a majority of our outstanding capital stock to take a certain desired action.

Advance Notice Provisions for Stockholder Proposals

Our bylaws provide that the nomination of persons to stand for election to the board of directors at any annual or special meeting of stockholders may be made by the holders of our common stock only if written notice of such stockholder’s intent to make such nomination has been given to the Secretary of the Company not later than 30 days prior to the meeting.

Furthermore, our bylaws require that any stockholder who gives notice of any stockholder proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, the number and class of all shares of each class of stock of the Company beneficially owned by such stockholder and any financial interest of such stockholder in the proposal (other than as a stockholder).

The foregoing provisions may preclude our stockholders from bringing matters or from making nominations for directors at our annual meeting of stockholders if the proposals are not in compliance with the required procedures. Additionally, the requisite procedures may deter a potential acquirer from conducting a solicitation of proxies to elect its own nominees to our board of directors or otherwise attempting to gain control of the Company.

Filling of Vacancies on the Board of Directors

Our bylaws provide that a vacancy on our board of directors caused by the removal of a director or by an increase in the authorized number of directors between annual meetings may be filled only by a majority of the remaining directors. In addition, the number of directors constituting our board of directors may only be set from time to time by resolution of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling any resulting vacancies with its own nominees; thereby making it more difficult to change the composition of our board of directors.

Amendment of Bylaws

Our board of directors is expressly authorized to adopt, amend or repeal our bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. Its address is 48 Wall Street, Floor 23, New York, New York 10005, and its telephone number is 800-468-9716.